Exhibit 10.54

COLLATERAL ADMINISTRATION AGREEMENT

This COLLATERAL ADMINISTRATION AGREEMENT, dated as of November 14, 2014 (this “Agreement”), is entered into by and among JUNIATA RIVER LLC, a Delaware limited liability company (the “Company”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”), FS INVESTMENT CORPORATION II, a Maryland corporation, as investment manager (the “Investment Manager”) and VIRTUS GROUP, LP, as collateral administrator (the “Collateral Administrator”).

WITNESSETH:

WHEREAS, pursuant to the terms of that certain Loan Agreement dated as of November 14, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, the Financing Providers party thereto, the Administrative Agent, CITIBANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) and as securities intermediary and the Collateral Administrator, the Company has pledged certain collateral (the “Collateral”), which includes, among other things, all of the Portfolio Investments and Eligible Investments as security for the Advances and other Secured Obligations;

WHEREAS, the Company wishes to engage the Collateral Administrator to perform certain administrative duties with respect to the Collateral pursuant to the terms of this Agreement; and

WHEREAS, the Collateral Administrator is prepared to perform certain specified obligations of the Company, or the Investment Manager on its behalf, under the Loan Agreement (and certain other services) as specified herein, upon and subject to the terms of this Agreement (but without assuming the obligations or liabilities of the Company or the Investment Manager under the Loan Agreement);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Loan Agreement.

2. Powers and Duties of Collateral Administrator.

(a) The Collateral Administrator shall act as agent for the Company until the earlier of (i) its resignation or removal pursuant to Section 7 hereof or (ii) the termination of this Agreement pursuant to Section 6 or Section 7 hereof. In such capacity, the Collateral Administrator shall assist the Company and the Investment Manager in connection with maintaining a database of certain characteristics with respect to the Collateral on an ongoing basis and in providing to the Company and the Investment Manager certain reports, schedules and calculations, all as more particularly described in Section 2(b) below (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Loan Agreement) based upon information and data received from the Company and/or the Investment Manager, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Section 8.03 of the Loan Agreement. The Collateral Administrator’s duties and authority to act hereunder are limited to the duties and authority specifically set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Company under the Loan Agreement, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Company under or pursuant to the Loan Agreement.

(b) The Collateral Administrator shall perform the following general functions from time to time:

(i)	Within fifteen (15) days after the Closing Date, create a collateral database with respect to the Collateral (the “Collateral Database”);

(ii)	Update the Collateral Database promptly and on an ongoing basis for changes, including for ratings changes as provided by the Investment Manager, and to reflect the sale or other disposition of the Portfolio Investments included in the Collateral (the “Portfolio Collateral”) and the addition to the Collateral of additional assets constituting Collateral from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Company or Investment Manager as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;

(iii)	Provide information contained in the Collateral Database to the Investment Manager on behalf of the Company, as the Collateral Administrator and the Investment Manager shall reasonably agree;

(iv)	Track the receipt and daily allocation to the Interest Collection Account and the Principal Collection Account, as applicable, with respect to Interest Proceeds and Principal Proceeds and the outstanding balance therein, and any withdrawals therefrom and, on each Business Day, provide to the Investment Manager the report as described in the Loan Agreement;

(v)	Reasonably cooperate with the Investment Manager in the Investment Manager’s review of the reports as described in the Loan Agreement; and

(vi)	Not later than the date specified therefor in the Loan Agreement, the Collateral Administrator shall prepare the relevant report by calculating, using the information contained in the Collateral Database and provide the results of such calculations to the Administrative Agent and the Investment Manager so that the Investment Manager may confirm such results.

(c) The Investment Manager shall assist and cooperate with the Collateral Administrator in connection with the matters described herein. Without limiting the generality of the foregoing, the Investment Manager shall advise in a timely manner the Collateral Administrator of the results of any determinations, designations and selections made by it as required or permitted to be made by it or the Company (or Investment Manager on its behalf) under the Loan Agreement and supply the Collateral Administrator with such other information as is maintained by the Investment Manager that the Collateral Administrator may from time to time request with respect to the Collateral and is reasonably needed to complete the reports and certificates required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder (including determinations of Market Value, Net Asset Value, Base Rate, Excess Interest Proceeds, the aggregate principal balance of Portfolio Investments, the Coverage Event Cure Period, satisfaction of the Compliance Condition, the occurrence of a Coverage Event, a Coverage Event Cure or a Coverage Event Failure, and compliance with the Concentration Limitations, as applicable) and to permit the Company and the Investment Manager to perform their obligations under the Loan Agreement with respect thereto and any other information that may be reasonably required under the Loan Agreement with respect to a Portfolio Investment (including as to its status as a Delayed Funding Term Loan, Asset Based Loan, Second Lien Loan, Revolving Credit Facility, Synthetic Security, Structure Finance Obligation, Corporate Bond, Current Pay Obligation, Delayed Funding Term Loan, Senior Secured Loan, Warranty Portfolio Investment or Letter of Credit). Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under the Loan Agreement (it being understood that any such characterization, classification or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Investment Manager). The Collateral Administrator shall have no obligation to determine whether any Asset meets the definition of (i) Collateral or (ii) Eligible Investment. The Investment Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates and shall send such reports, instructions, statements and certificates to the Company for execution.

(d) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action or if there are alternative methodologies that can be used in connection with any calculations required to be performed by the Collateral Administrator hereunder, the Collateral Administrator may request written instructions from the Company or the Investment Manager as to the course of action desired by the Investment Manager or the methodology as to be used by the Collateral Administrator. If the Collateral Administrator does not receive such instructions within three (3) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such three Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

3. Compensation. The Company agrees to pay, and the Collateral Administrator shall be entitled to receive, compensation for, and reimbursement for expenses in connection with, the Collateral Administrator’s performance of the duties called for herein and as provided in a separate fee letter agreement dated November 4, 2014.

4. Limitation of Responsibility of the Collateral Administrator; Indemnification.

(a) The Collateral Administrator will have no responsibility under this Agreement other than to render the services expressly called for hereunder. The Collateral Administrator shall incur no liability to anyone in acting upon, and may conclusively rely upon, any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Collateral Administrator may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Collateral Administrator shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. The Collateral Administrator shall be entitled to the same rights, protections and immunities that are afforded to it under Article IX of the Loan Agreement. Neither the Collateral Administrator nor any of its affiliates, directors, officers, shareholders, members, agents or employees will be liable to the Investment Manager, the Company or any other Person, except by reason of acts or omissions by the Collateral Administrator constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Collateral Administrator’s duties hereunder. The Collateral Administrator shall in no event have any liability for the actions or omissions of the Company, the Investment Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Company, the Investment Manager or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Company, the Investment Manager or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator. The duties and obligations of the Collateral Administrator and its employees or agents shall be determined solely by the express provisions of this Agreement and they shall not be under any obligation or duty except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them.

(b) The Collateral Administrator may rely conclusively on any notice, certificate or other document (including telecopier or other electronically transmitted instructions, documents or information) furnished to it hereunder and reasonably believed by it in good faith to be genuine. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action. The Collateral Administrator shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Administrator shall not be deemed to have knowledge or notice of any matter unless actually known to an officer of the Collateral Administrator responsible for the administration of this Agreement. Under no circumstances shall the Collateral Administrator be liable for indirect, punitive, special or consequential damages (including lost profits), even if the Collateral Administrator has been advised of such loss or damage and regardless of the form of action under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof. It is expressly acknowledged by the Company and the Investment Manager that application and performance by the Collateral Administrator of its various duties hereunder shall be based upon, and in reliance upon, data and information provided to it by the Investment Manager (and/or the Company) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such Portfolio Investments, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(c) To the extent of any ambiguity in the interpretation of any definition or term contained in the Loan Agreement, the Collateral Administrator shall request direction from the Investment Manager as to the interpretation used, and the Collateral Administrator shall follow such direction, and together with the Collateral Agent, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(d) The Company shall, and hereby agrees to, reimburse, indemnify and hold harmless the Collateral Administrator and its affiliates, directors, officers, shareholders, members, agents and employees for and from any and all losses, damages, liabilities, demands, charges, costs, expenses (including the reasonable fees and expenses of counsel and other experts) and claims of any nature in respect of, or arising from any acts or omissions performed or omitted by the Collateral Administrator, its affiliates, directors, officers, shareholders, agents or employees pursuant to or in connection with the terms of this Agreement, or in the performance or observance of its duties or obligations under this Agreement; provided the same are in good faith and without willful misfeasance and/or gross negligence on the part of the Collateral Administrator or without reckless disregard of its duties hereunder.

(e) The Investment Manager will have no responsibility under this Agreement other than to render the services called for hereunder or in connection with the Loan Agreement in good faith and without willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Investment Manager will not be liable to the Collateral Administrator, the Company or others, except by reason of acts or omissions constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Investment Manager’s duties hereunder. The Investment Manager shall reimburse, indemnify and hold harmless the Collateral Administrator and its Affiliates, directors, officers, shareholders, members, agents and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature (including the reasonable fees and expenses of counsel and other experts) in respect of or arising out of any acts or omissions performed or omitted, as the case may be, by the Investment Manager, its Affiliates, directors, officers, shareholders, members, agents or employees hereunder made in bad faith or constituting willful misfeasance, gross negligence or reckless disregard of its duties hereunder or under the Indenture. Anything in this Agreement notwithstanding, in no event shall the Investment Manager be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if Investment Manager has been advised of such loss or damage and regardless of the form of action.

(f) In connection with the aforesaid indemnification provisions, upon reasonable prior notice, any indemnified party will afford to the applicable indemnifying party the right, in its sole discretion and at its sole expense, to assume the defense of any claim, including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if the indemnifying party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any indemnified party incurred thereafter in connection with such claim except that if such indemnified party reasonably determines that counsel designated by the indemnifying party has a conflict of interest, such indemnifying party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that prior to entering into any final settlement or compromise, such indemnifying party shall seek the consent of the indemnified party and use its best efforts in the light of the then-prevailing circumstances (including, without limitation, any express or implied time constraint on any pending settlement offer) to obtain the consent of such indemnified party as to the terms of settlement or compromise. If an indemnified party does not consent to the settlement or compromise within a reasonable time under the circumstances, the indemnifying party shall not thereafter be obligated to indemnify the indemnified party for any amount in excess of such proposed settlement or compromise.

(g) Without limiting the generality of any terms of this Section 4, the Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Investment Manager or the Company to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement or the Loan Agreement and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

5. No Joint Venture. Nothing contained in this Agreement (a) shall constitute the Company, the Collateral Administrator and the Investment Manager as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on any of them or (c) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

6. Term. This Agreement shall continue in effect so long as the Loan Agreement remains in effect with respect to the Secured Obligations, unless this Agreement has been previously terminated in accordance with Section 7 hereof.

7. Termination.

(a) This Agreement may be terminated without cause by any party upon not less than ninety (90) days’ written notice to each other party. If at any time, prior to payment in full of all Secured Obligations, the Collateral Administrator shall resign or be removed as Collateral Administrator under the Loan Agreement, such resignation or removal shall be deemed a resignation or removal of the Collateral Administrator hereunder.

(b) At the option of the Company (with the prior written consent or at the direction of the Administrative Agent), this Agreement may be terminated upon ten (10) days’ written notice of termination from the Company to the Collateral Administrator if any of the following events shall occur:

(i)	The Collateral Administrator shall default in the performance of any of its material duties under this Agreement and shall not cure such default within thirty (30) days (or, if such default cannot be cured in such time, the Collateral Administrator shall not have given within thirty (30) days such assurance of cure as shall be reasonably satisfactory to the Company and the Administrative Agent and cured such default within the time so assured);

(ii)	A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Collateral Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Collateral Administrator or for any substantial part of its property, or order the winding up or liquidation of its affairs; or

(iii)	The Collateral Administrator shall commence a voluntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Collateral Administrator or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due.

If any of the events specified in clauses (ii) or (iii) of this Section 7(b) shall occur, the Collateral Administrator shall promptly, and in any event, within one (1) Business Day after the occurrence of such event, give written notice thereof to the Investment Manager, the Administrative Agent and the Company.

(c) Except when the Collateral Administrator shall be removed pursuant to subsection (b) of this Section 7 or shall resign pursuant to subsection (d) of this Section 7, no removal or resignation of the Collateral Administrator shall be effective until the date as of which a successor collateral administrator reasonably acceptable to the Administrative Agent, the Company and the Investment Manager shall have agreed in writing to assume all of the Collateral Administrator’s duties and obligations pursuant to this Agreement and shall have executed and delivered an agreement in form and content reasonably satisfactory to the Administrative Agent, the Company, the Investment Manager and the Collateral Agent. Upon any resignation or removal of the Collateral Administrator hereunder, the Company shall promptly, and in any case within thirty (30) days after the related notice of resignation or removal, appoint a qualified successor consented to by the Administrative Agent to act as collateral administrator hereunder and cause such successor collateral administrator to execute and deliver an agreement accepting such appointment as described in the preceding sentence. If the Company fails to appoint such a qualified successor which duly accepts its appointment by properly executing and delivering such an agreement within such time, the retiring Collateral Administrator shall be entitled to petition a court of competent jurisdiction for the appointment of a successor to serve as collateral administrator hereunder and shall be indemnified pursuant to Section 4(d) for the reasonable costs and expenses thereof.

(d) Notwithstanding the foregoing, the Collateral Administrator may resign its duties hereunder without any requirement that a successor collateral administrator be obligated hereunder and without any liability for further performance of any duties hereunder (i) immediately upon the termination (whether by resignation or removal) of it as Collateral Administrator under the Loan Agreement, or (ii) upon thirty (30) days’ notice to the Investment Manager and the Administrative Agent upon any reasonable determination by the Collateral Administrator that the taking of any action, or performance of any duty, on its part as the Collateral Administrator pursuant to the terms of this Agreement would be in conflict with or in violation of its duties or obligations under the Loan Agreement or (iii) upon at least sixty (60) days’ prior written notice of termination to the Investment Manager, the Administrative Agent and the Company upon the occurrence of any of the following events and the failure to cure such event within such sixty (60) day notice period: (A) failure of the Company to pay any of the amounts specified in Section 3 hereof within sixty (60) days after such amount is due pursuant to Section 3 hereof (to the extent not already paid to the Collateral Administrator pursuant to Section 9.02 of the Loan Agreement) or (B) failure of the Company to provide any indemnity payment to Collateral Administrator pursuant to the terms of this Agreement, as the case may be, within sixty (60) days of the receipt by the Company of the written request for such payment or reimbursement (to the extent not already paid Collateral Administrator pursuant to Section 9.02 of the Loan Agreement).

(e) Any corporation into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

8. Representations and Warranties.

(a) The Investment Manager hereby represents and warrants to the Collateral Administrator and the Company as follows:

(i)	The Investment Manager has been duly formed and is validly existing and in good standing under the laws of the State of Maryland as a corporation and has the full power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and the performance of all obligations imposed upon it hereunder. No consent of any other person including, without limitation, members and creditors of the Investment Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Investment Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes, and each instrument or document required hereunder, when executed and delivered by the Investment Manager hereunder, will constitute, the legally valid and binding obligations of the Investment Manager enforceable against the Investment Manager in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Investment Manager and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(ii)	The execution, delivery and performance of this Agreement, the Investment Manager’s obligations hereunder and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Investment Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Investment Manager, or the governing instruments of, or any securities issued by, the Investment Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Investment Manager is a party or by which the Investment Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Investment Manager and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Company hereby represents and warrants to the Collateral Administrator and the Investment Manager as follows:

(i)	The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware as a limited liability company and has the full power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and the performance of all obligations imposed upon it hereunder. No consent of any other person including, without limitation, members, shareholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes, and each instrument or document required hereunder, when executed and delivered by the Company hereunder, will constitute, the legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Company and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(ii)	The execution, delivery and performance of this Agreement, the Company’s obligations hereunder and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Company and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(c) The Collateral Administrator hereby represents and warrants to the Investment Manager and the Company as follows:

(i)

The Collateral Administrator is a limited partnership duly organized and validly existing under the laws of the State of Texas and has full power and authority to execute and deliver this Agreement and perform all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof, the execution and delivery of this Agreement and the performance of all obligations required hereunder. No consent of any other person including, without limitation, partners and creditors of the Collateral Administrator, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Administrator in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes, and each instrument and document required hereunder, when executed and delivered by the Collateral Administrator hereunder, will constitute, the legally valid and binding obligations of the Collateral Administrator enforceable against the Collateral Administrator in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Administrator and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(ii)	The execution, delivery and performance of this Agreement, the Collateral Administrator’s obligations hereunder and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Collateral Administrator, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Administrator, or the organizational documents of the Collateral Administrator or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Administrator is a party or by which the Collateral Administrator or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Administrator and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

9. Amendments. This Agreement may not be amended, changed, modified or terminated (except as otherwise expressly provided herein) except by the Investment Manager, the Company and the Collateral Administrator in writing with the prior written consent of the Administrative Agent.

10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN (WITHOUT REGARD TO ITS CHOICE OF LAWS RULES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11. Notices. All notices, requests, directions and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) when transmitted by facsimile or other electronic means of communication and receipt thereof acknowledged or (iii) when mailed, first class postage prepaid, or sent by overnight courier service, to the parties at their respective addresses set forth below (or to such other address as a party may have specified by written notice given to the other parties pursuant to this provision.

If to the Collateral Administrator, to:

Virtus Group, LP

5400 Westheimer Court

Suite 760

Houston, Texas 77056

Telecopy: (866) 816-3203

If to the Company, to:

Juniata River LLC

c/o FS Investment Corporation II

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

If to the Investment Manager, to:

FS Investment Corporation II

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

12. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the Investment Manager, the Company and the Collateral Administrator; provided, however, that the Collateral Administrator may not assign its rights and obligations hereunder without the prior written consent of the Investment Manager, the Administrative Agent and the Company, except that the Collateral Administrator may delegate to, employ as agent, or otherwise cause any duty or obligation hereunder to be performed by, any Affiliate of the Collateral Administrator or its successors without the prior written consent of the Investment Manager, the Administrative Agent or the Company (provided that in such event the Collateral Administrator shall remain responsible for the performance of its duties as the Collateral Administrator hereunder).

13. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication including electronic mail, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

14. Conflict with the Loan Agreement. If this Agreement shall require that any action be taken with respect to any matter and the Loan Agreement shall require that a different action be taken with respect to such matter, and such actions shall be mutually exclusive, or if this Agreement should otherwise conflict with the Loan Agreement, the Collateral Administrator shall notify the Investment Manager and act in accordance with the Investment Manager’s instructions.

15. Survival. Notwithstanding anything herein to the contrary, all indemnifications set forth or provided for in this Agreement shall survive the termination of this Agreement or the release of any party hereto with respect to matters occurring prior to such termination.

16. Conflict with the Loan Agreement. If this Agreement shall require that any action be taken with respect to any matter and the Loan Agreement shall require that a different action be taken with respect to such matter, and such actions shall be mutually exclusive, or if this Agreement should otherwise conflict with the Loan Agreement, the Loan Agreement shall govern.

17. Jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The parties hereto hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

18. Waiver of Jury Trial Right. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of such proceedings, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 18.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Administration Agreement to be executed effective as of the day first above written;

JUNIATA RIVER LLC, as Company

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

FS INVESTMENT CORPORATION II, as Investment Manager

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President

VIRTUS GROUP, LP, as Collateral Administrator

By:	/s/ Joseph U. Elston
Name: Joseph U. Elston
Title: Partner

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Louis J. Cerrotta
Name: Louis J. Cerrotta
Title: Executive Director